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EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
City National Corporation:

        We consent to the use of our report dated February 26, 2010 with respect to the consolidated balance sheets of City National Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009 and our report dated February 26, 2010 with respect to the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

        Our report on the aforementioned consolidated financial statements includes an explanatory paragraph that refers to a change in accounting for noncontrolling interests and participating securities in 2009, and a change in accounting for fair value in 2008.

/s/ KPMG LLP

Los Angeles, California
September 8, 2010

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  EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm